SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             LIFE USA HOLDING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

[LOGO] LIFEUSA(R)

Box 59060
Minneapolis, Minnesota 55459-0060
612-546-7386



March 11, 1998






To Our Shareholders:

     The Board of Directors of Life USA Holding, Inc. joins me in extending you a cordial invitation to attend our 1998 Annual Meeting of Shareholders. The meeting will be held in the Shelard Park General Cinema, at Interchange Tower, 600 South Highway 169, Minneapolis, Minnesota 55426, at 9:00 a.m., local time, on Tuesday, April 14, 1998.

     In addition to voting on the matters described in the accompanying Proxy Statement, we will review Life USA's 1997 business and discuss our direction for the coming years. There will also be an opportunity to discuss other matters of interest to you as a shareholder.

     It is important that your shares be represented at the meeting whether or not you plan to attend in person. Therefore, please sign the enclosed proxy card and return it in the envelope provided. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent in a proxy.

     We hope that you will be able to attend the meeting, and we look forward to seeing you.

                                        Sincerely,


                                        /s/ Robert W. MacDonald

                                        Robert W. MacDonald, CLU
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Enclosures

                             LIFE USA HOLDING, INC.
                           INTERCHANGE NORTH BUILDING
                              300 SOUTH HIGHWAY 169
                          MINNEAPOLIS, MINNESOTA 55426

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 14, 1998

                               ------------------


TO THE SHAREHOLDERS OF Life USA HOLDING, INC.:

     The Annual Meeting of Shareholders of Life USA Holding, Inc. will be held at the Interchange Tower, 600 South Highway 169, Minneapolis, Minnesota 55426, on Tuesday, April 14, 1998, in the Shelard Park General Cinema, at 9:00 a.m., local time, for the following purposes:

     1)   To elect the Board of Directors consisting of eleven (11) directors;

     2) To approve an amendment to the Restated Articles of Incorporation of the Company, increasing the number of the Company's authorized shares of Common Stock, par value $.01 per share, from 45,000,000 shares to 60,000,000 shares.

     3) To approve an amendment to the Life USA Holding, Inc. 1990 Stock Option Plan, as amended, to increase the number of shares of the Company's Common Stock reserved for issuance under the Plan from 4,000,000 shares to 5,000,000 shares;


     4) To approve an amendment to the Life USA Director Option Plan to increase the number of shares of the Company's Common Stock reserved for issuance under the Plan from 100,000 shares to 200,000 shares and to extend the date to which of options may be granted under the Plan to December 31, 2003.


     5) To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year 1998; and

     6) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Shareholders of record on February 13, 1998, will be entitled to vote at the Annual Meeting or any adjournments thereof.

YOUR VOTE IS IMPORTANT. YOU ARE REQUESTED TO READ CAREFULLY THE ATTACHED PROXY STATEMENT. YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED CARD AUTHORIZING REPRESENTATIVES OF THE PRESENT BOARD OF DIRECTORS OF THE COMPANY TO VOTE FOR YOU AT THE MEETING.

                                        By Order of the Board of Directors

                                        Life USA HOLDING, INC.


                                        /s/ Margery G. Hughes

                                        Margery G. Hughes
                                        PRESIDENT


Minneapolis, Minnesota
March 11, 1998

                                 PROXY STATEMENT
                                       OF
                             LIFE USA HOLDING, INC.

                           INTERCHANGE NORTH BUILDING
                              300 SOUTH HIGHWAY 169
                          MINNEAPOLIS, MINNESOTA 55426

                              ------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 14, 1998

                               ------------------

                               PROXIES AND VOTING


     This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Life USA Holding, Inc. (the "Company") to be used at the Annual Meeting of the Shareholders of the Company to be held at 9:00 a.m., local time, on April 14, 1998, at the Interchange Tower, 600 South Highway 169, Minneapolis, Minnesota 55426 in the Shelard Park General Cinema. The meeting has been called for the purposes set forth in the notice of the meeting. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting. Unless so revoked, the shares represented by each proxy will be voted at the Annual Meeting and at any adjournments thereof. Presence at the Annual Meeting of a shareholder who has signed a proxy does not alone revoke that proxy. This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about March 11, 1998.


     Only shareholders of record as of the close of business on February 13, 1998, will be entitled to vote at the Annual Meeting. At the close of business on February 13, 1998, the Company had outstanding 25,758,123 shares of common stock, $.01 par value ("Common Stock").


     Holders of Common Stock of record at the close of business on February 13, 1998, voting together as a single class, will be entitled to one vote per share on the following proposals: (1) to elect the Board of Directors; (2) to approve an amendment increasing the Company's authorized shares of Common Stock from 45,000,000 shares to 60,000,000 shares; (3) to approve an amendment to the Life USA Holding, Inc. 1990 Stock Option Plan increasing the number of shares of the Company's Common Stock reserved for issuance under the Plan from 4,000,000 shares to 5,000,000 shares; (4) to approve an amendment to the Life USA Director Option Plan increasing the Company's Common Stock reserved for issuance under the Plan from 100,000 shares to 200,000 shares and extend the date to which options may be granted under the Plan to December 31, 2003; (5) to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year 1998; and (6) to transact any other business as may properly come before the meeting.


     The quorum required to hold the meeting is a majority of the shares of Common Stock entitled to vote at the meeting, present in person or by proxy. If a quorum is present, the affirmative vote in person or by proxy, of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting, voting together as a single class, will be necessary for the adoption of proposals 1, 2, 3, 4 and 5 listed in the notice of the meeting.

                  PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP
                               OF MANAGEMENT TABLE

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 13, 1998 by
(i) all persons known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each executive officer of the Company named in the Summary Compensation Table and each director or nominee for director of the Company, and (iii) all executive officers and directors of the Company as a group. As of February 13, 1998, there were 25,758,123 outstanding shares of Common Stock.

                                                              PERCENTAGE OF
                                              NUMBER OF       OUTSTANDING
    NAME AND ADDRESS                           SHARES         SHARES AS OF
    OF BENEFICIAL OWNER(1)                     OWNED        FEBRUARY 13, 1998
    ----------------------                  ------------    -----------------
    Hugh Alexander                             31,502(2)            *

    Jack H. Blaine                             25,368(3)            *

    Edward J. Bonach                                0              --

    Margery G. Hughes                         212,008(4)            *

    Robert S. James                                 0              --

    Barbara J. Lautzenheiser                   22,500(5)            *

    Robert W. MacDonald                       792,919             3.03%

    Daniel J. Rourke                          454,347             1.74%

    Ralph Strangis                             75,000(6)(7)         *

    Donald J. Urban                           439,965             1.68%

    Mark A. Zesbaugh                          125,007(8)            *

    FMR Corporation                         2,248,100(9)          8.59%

    David L. Babson & Company, Inc.         1,569,500(10)         6.00%

    Allianz Life Insurance Company of
     North America                          4,507,862(11)        17.23%

    All Directors and Executive Officers
     as a Group (11 Persons)                2,178,616(12)         8.33%


------------------
* Indicates less than one percent (1%) of Common Stock outstanding on February 13, 1998.

(1) The address of Messrs. MacDonald, Rourke, Urban, and Zesbaugh and Ms. Hughes is Interchange North Building, 300 South Highway 169, Minneapolis, MN 55426. The address of Mr. Alexander is 216 16th Street, Suite 1300, Denver, CO 80202. The address of Mr. Blaine is 2864 Sutton Oaks Lane, Vienna, VA 22181. The address of Ms. Lautzenheiser is City Place III, 11th Floor, Hartford, CT 06103. The address of Mr. Strangis is 5500 Norwest Center, 90 South Seventh Street, Minneapolis, MN 55402. The address for Messrs. Bonach and James and Allianz Life Insurance Company of North America is 1750 Hennepin Avenue, Minneapolis, MN 55403. The principal address of FMR Corporation is 82 Devonshire Street, Boston, MA 02109. The principal address for David L. Babson & Company, Inc. is One Memorial Drive, Cambridge, MA 02142.

(2) Includes shares issuable upon the exercise of options to acquire 25,202 shares of Common Stock at prices ranging from $6.00 to $19.50 per share which are presently exercisable and options to acquire 1,000 shares of Common Stock at $17.75 which vest on April 16, 1998. Excludes shares issuable upon the exercise of options to acquire 1,000 shares of Common Stock at $15.125 which vest on July 16, 1998.

(3) Includes shares issuable upon the exercise of options to acquire 24,368 shares of Common Stock at prices ranging from $6.00 to $19.50 per share which are presently exercisable. Excludes shares issuable upon the exercise of options to acquire 1,000 shares of Common Stock at $15.125 which vest on July 16, 1998.

(4) Includes shares issuable upon the exercise of options to acquire 202,000 shares of Common Stock at prices ranging from $10.50 to $24.00 per share which are presently exercisable and 416 shares of Common Stock issuable upon the conversion of the $10,000 principal amount of the Company's convertible subordinated debentures due 2000 held by Ms. Hughes. Excludes shares issuable upon the exercise of options to acquire 25,000 shares of Common Stock at $16.3125 per share which vest on December 22, 1998; 25,000 shares of Common Stock at $16.3125 which vest on December 22, 1999; and 25,000 shares of Common Stock which vest on December 22, 2000.

(5) Includes shares issuable upon the exercise of options to acquire 20,000 shares of Common Stock at prices ranging from $8.25 to $19.50 per share which are presently exercisable and options to acquire 1,000 shares of Common Stock at $17.75 per share which vest on April 16, 1998. Excludes shares issuable upon the exercise of options to acquire 1,000 shares of Common Stock at $15.125 which vest on July 16, 1998.

(6) Includes shares issuable upon the exercise of options to acquire 16,000 shares of Common Stock at prices ranging from $8.25 to $19.50 per share which are presently exercisable and options to acquire 1,000 shares of Common Stock at $17.75 per share which vest on April 16, 1998. Excludes shares issuable upon the exercise of options to acquire 1,000 shares of Common Stock at $15.125 which vest on July 16, 1998.

(7) Other members of the law firm of Kaplan, Strangis and Kaplan, P.A., of which Mr. Strangis is a member and which serves as counsel for the Company, beneficially own an aggregate of 234,480 shares of Common Stock or, with Mr. Strangis' shares, including the shares issuable upon exercise of options presently exercisable or exercisable on April 16, 1998, 309,480 shares (approximately 1.2% of the outstanding shares of Common Stock at February 13, 1998).

(8) Includes shares issuable upon the exercise of options to acquire 115,305 shares of Common Stock at prices ranging from $6.00 to $18.75 per share which are presently exercisable. Excludes shares issuable upon the exercise of the following options: options to acquire 50,000 shares of Common Stock at $9.00 per share which vest on January 17, 1999; options to acquire 33,333 shares of Common Stock at $11.5625 per share which vest on January 15, 1999; options to acquire 33,334 shares of Common Stock at $11.5625 per share which vest on January 15, 2000.


(9) The information set forth herein is based on information furnished by FMR Corporation to the Company dated March 4, 1998.

(10) The information set forth herein is based on a Schedule 13G, dated December 13, 1997, filed with the Securities and Exchange Commission.

(11) The information set forth herein is based on a Schedule 13D, dated February 12, 1998, filed with the Securities and Exchange Commission.

(12) Includes 405,875 shares issuable upon the exercise of options presently exercisable or exercisable within 60 days.



                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     Except where authority has been withheld by a shareholder, the enclosed proxy will be voted for the election of the eleven (11) nominees named below to the Company's Board of Directors for a term of one year and/or until their successors are duly elected and qualified. Except for Messrs. Bonach and James, all nominees listed below are currently serving as directors. Messrs. Bonach and James have been nominated for election to the Board of Directors in connection with representation rights granted to Allianz Life Insurance Company of North America ("Allianz Life") pursuant to agreements entered into in January 1998 providing for the acquisition by Allianz Life of up to 35% of the outstanding common stock of the Company and the extension of certain marketing agreements. The terms of all current directors will expire at this Annual Meeting. In the event that any one or more of the following named nominees shall unexpectedly become unavailable before election, votes will be cast pursuant to authority granted by the enclosed proxy for such person or persons as may be designated by the Board of Directors.

     The following eleven persons have been nominated by the Company's Board of Directors for election as directors at this Annual Meeting:

           Hugh Alexander               Robert W. MacDonald
           Jack H. Blaine               Daniel J. Rourke
           Edward J. Bonach             Ralph Strangis
           Margery G. Hughes            Donald J. Urban
           Robert S. James              Mark A. Zesbaugh
           Barbara J. Lautzenheiser

     The Board of Directors unanimously recommends a vote FOR each nominee.

BUSINESS EXPERIENCE OF DIRECTORS

     The following sets forth information concerning existing directors and nominees for director, including their ages, principal occupations for at least the past five years and directorships with other public corporations.

     HUGH ALEXANDER (51) has been a director of the Company since October 1991. Since 1986, Mr. Alexander has been a principal of Hugh Alexander & Associates, LTD. a firm providing consulting services to the insurance industry. Since 1987, Mr. Alexander has been a principal of the Alexander Law Firm, P.C., or its predecessors.

     JACK H. BLAINE (63) has been a director of the Company since October 1991. Mr. Blaine is currently of counsel to the law firm of Sutherland, Asbill and Brennan in Washington, D.C. Since February 1992 until his retirement in December 1997, Mr. Blaine was President of the National Organization of Life and Health Insurance Guaranty Associations, an association of the life and health insolvency guaranty funds of the 50 states, Washington, D.C. and Puerto Rico. Prior thereto, Mr. Blaine was of counsel to the law firm of LeBoeuf, Lamb, Greene and MacRae from May 1991 to February 1992. From 1989 to 1991, Mr. Blaine was employed by a trade association of property and casualty reinsurance companies, where he was the president. From 1966 to 1989, Mr. Blaine was employed by the American Council of Life Insurance, a national trade association of life insurance companies, where he was Vice President and General Counsel.

     EDWARD J. BONACH (44), a nominee for election to the Board of Directors of the Company, has been Senior Vice president and Chief Financial Officer of Allianz Life since 1993. From 1989 through 1992, Mr. Bonach was an officer and Chief Actuary of North American Life and Casualty, the predecessor organization of Allianz Life. Mr. Bonach held various actuarial positions with North American Life and Casualty and its parent, Allianz AG from 1978 to 1989. From 1976 through 1978, Mr. Bonach was employed by IDS Life Insurance Company where he held various actuarial positions.

     MARGERY G. HUGHES (47) has been a director since April 1991, and President of the Company since April 1996. Ms. Hughes was Senior Vice President of the Company from January 1991 to April 1996 and Executive Vice President of LifeUSA Insurance Company ("LifeUSA Insurance"), a wholly owned subsidiary of the Company, from April 1992 to April 1996. Ms. Hughes held the positions of Vice President and Acting Chief Operating Officer of LifeUSA Insurance from October through December 1990. She also served as organizational development and communications consultant to the Company from its inception in February 1987 as a Vice President of Padilla, Speer, Beardsley, Inc., a firm specializing in public relations, strategic planning, corporate development and communications for public and non-public companies. Ms. Hughes has spent most of her career as a business communications consultant serving environmental, medical and insurance companies.

     ROBERT S. JAMES (59), a nominee for election to the Board of Directors of the Company, has been President of the Individual Marketing Division of Allianz Life since 1993 and was an officer responsible for Reinsurance Financial Services and Individual Life Operations of Allianz Life from 1979 to 1993. From 1970 to 1979, Mr. James was employed by CNA of Chicago, Illinois, where he held various positions in the Reinsurance Division. From 1963 to 1970, Mr. James was employed by Employers Insurance of Wausau, Wisconsin in the Group Division.

     BARBARA J. LAUTZENHEISER (59) has been a director of the Company since October 1992. Since 1986, Ms. Lautzenheiser has been a principal of Lautzenheiser & Associates, a management consulting firm specializing in financial services and government relations. From 1984 through 1985, Ms. Lautzenheiser was employed by the Signature Group, where she was President and Chief Operating Officer of their three insurance companies: a life and accident and health company, a personal property casualty company and a commercial property casualty and credit company. From 1980 through 1984, Ms. Lautzenheiser was Senior Vice President at Phoenix Mutual Life. From 1960 through 1980, Ms. Lautzenheiser was employed by Bankers Life Nebraska, during which time she held various positions ranging from Actuarial Trainee to Vice President and Actuary.

     ROBERT W. MACDONALD (55) has been Chairman, Chief Executive Officer and a director of the Company since its inception in February 1987, and has been Chief Executive Officer of LifeUSA Insurance since its acquisition by the Company in September 1987. Mr. MacDonald was President of the Company from inception through September 1990. From 1980 until he resigned in 1987 to form the Company with the other founders, Mr. MacDonald was the President and Chief Executive Officer of ITT Life Insurance Corporation. From 1965 through 1980, Mr. MacDonald held various marketing positions with life insurance companies.

     DANIEL J. ROURKE (68) has been a director of the Company since April 1991, Senior Vice President and Chief Marketing Officer of the Company since its inception in February 1987, and Chairman of LifeUSA Insurance since April 1992. Mr. Rourke was also President of LifeUSA Insurance from its acquisition in September 1987 to April 1992. From its inception in 1996 to July 1997, Mr. Rourke was Chairman of LifeUSA Marketing, Inc. ("LifeUSA Marketing"), a wholly owned subsidiary of the Company. From 1986 until he resigned in 1987 to form the Company with the other founders, Mr. Rourke was Senior Vice President and Chief Marketing Officer of ITT Life Insurance Corporation. Prior thereto, Mr. Rourke was Vice President and Director of Sales of ITT Life Insurance Corporation from 1984 to 1986, owned and operated an independent field marketing organization from 1983 to 1985, and was Senior Vice President and Director of Agencies for National Investors Life Insurance Company from 1978 to 1982. From 1955 through 1978, Mr. Rourke held various sales and marketing positions with various life insurance companies.

     RALPH STRANGIS (61) has been a director of the Company since its inception in February 1987. Mr. Strangis has been a member of the law firm of Kaplan, Strangis and Kaplan, P.A., counsel to the Company, for over twenty years. Mr. Strangis is also a director of the following publicly traded companies: TCF Financial Corporation, the parent company of TCF Savings Bank Minnesota fsb (a federally chartered savings bank), and Damark International, Inc. (a membership and information-based national direct marketing company).

     DONALD J. URBAN (56) has been a director of the Company since November 1992, Senior Vice President and Director of Sales of the Company since April 1987, and President of LifeUSA Insurance since April 1992. Mr. Urban was Senior Vice President of LifeUSA Insurance from its acquisition in September 1987 to April 1992. From July 1997 to the present, Mr. Urban has been Chairman, and from November 1996 to July 1997 he was President, of LifeUSA Marketing. From 1972 to 1987, Mr. Urban owned and operated an independent life insurance marketing organization which represented ITT Life Insurance Corporation during such period. Prior thereto, Mr. Urban held sales and marketing positions with Minnesota National Life Insurance Company from 1968 to 1972 and was an agent and then a general agent with Fidelity Union Life Insurance Company from 1964 to 1968.


     MARK A. ZESBAUGH (33) has been a director since April 1995, Executive Vice President and Treasurer of the Company since April 1996, and Chief Financial Officer since January 1995. Mr. Zesbaugh was also Senior Vice President of the Company from January 1995 to April 1996. From May 1990 until January 1995, Mr. Zesbaugh held various financial positions with LifeUSA Insurance and has served as Senior Vice President and Chief Financial Officer of LifeUSA Insurance since January 1995. Mr. Zesbaugh has also served in various positions with LifeUSA Marketing since November 1996 and has been Chairman, Chief Executive Officer and Chief Financial Officer of LifeUSA Securities, Inc., a wholly owned subsidiary of the Company, since February 1996. From 1986 until joining the Company in May 1990, Mr. Zesbaugh was an auditor with Ernst & Young LLP.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held a total of four (4) meetings and acted through one (1) unanimous written action during 1997. All directors attended at least 75% of the meetings of the Board of Directors and any committee on which such directors served during the period.

     The Board of Directors has designated three standing committees. The Audit Committee, consisting of Messrs. Blaine and Strangis and Ms. Lautzenheiser, reviews the scope of the work and fees of the Company's independent auditors and periodically meets with the Company's financial officers, internal auditors and independent auditors to review matters concerning the Company's financial statements and internal controls. The Audit Committee held two (2) meetings in 1997. The Compensation Committee, consisting of Messrs. Alexander, Blaine and Strangis, reviews and determines the compensation, including base salary and bonus incentives, for the executive officers. The Compensation Committee held one (1) meeting in 1997 and acted by one (1) unanimous action. The Stock Option Committee, currently consisting of Messrs. MacDonald and Strangis, administers and awards stock option grants under the Company's 1990 Stock Option Plan, but none of the committee members are eligible for grants under the Plan. The Stock Option Committee held one (1) meeting in 1997 and acted by two (2) unanimous actions in 1997.

COMPENSATION OF DIRECTORS


     Directors who are not and have not been executive officers of the Company (Ms. Lautzenheiser and Messrs. Alexander, Blaine, Bonach, James and Strangis) receive the following compensation for serving as a director of the Company: (i) $5,000 per meeting of the Board of Directors which they attend and $1,000 per committee meeting of the Board of Directors on which the director serves and attends if the committee meeting is not on the same date as a meeting of the Board of Directors, and (ii) an option for 1,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the meeting awarded under the Company's Director Option Plan. The Company reimburses travel and related expenses incurred by directors in attending meetings of the Board of Directors. In addition, the Company has purchased officers' and directors' liability insurance.


EMPLOYMENT AGREEMENTS


     In January 1998, the Company entered into employment agreements with Robert
W. MacDonald, Chairman and Chief Executive Officer, and Donald J. Urban, Senior Vice President and Director of Sales, and the Company amended and restated employment agreements with Margery G. Hughes, President and Chief Operating Officer, and Mark A. Zesbaugh, Executive Vice President and Chief Financial Officer. Each agreement provides for continued employment of the officers in their respective positions for a term continuing through December 31, 2000 (December 31, 2002 in the case of Mr. MacDonald) and automatically extending for one year on each December 31, commencing December 31, 1998, unless notice of non-extension is given. Each agreement also provides for a minimum annual base salary during the term of the agreement and for an annual bonus based on the achievement by the Company of performance goals established by the Compensation Committee. In addition, each agreement provides for the payment of severance benefits in the event of termination of employment under certain circumstances. Prior to a change in control (as defined) or following twenty-four months after a change in control, if the executive is terminated by the Company without cause (as defined) or by the executive with good reason (as defined), the executive is entitled to receive base salary for the remainder of the term of the agreement, with no further extensions (the "severance period"), an annual bonus equal to the average of the annual bonus paid to the executive for the two complete calendar years prior to termination, continued participation in Company benefit plans during the severance period and a lump sum payment equal to the value of unvested stock options which would have vested during the severance period. In the event of a change in control and within 24 months thereafter, if the executive terminates employment for good reason or the executive's employment is terminated by the Company for any reason other than cause, the executive is entitled to receive a lump sum cash payment in an amount equal to base salary for the severance period, an annual bonus equal to the greater of the average annual bonus paid to the executive for the years including and after the change in control or the average annual bonus paid or payable to the executive for the two calendar years immediately preceding the calendar year in which the change in control occurred, the value of unvested stock options which would have vested during the severance period, continued participation in Company benefit plans and a full gross-up payment for excise taxes. The agreements also contain certain confidentiality, nonsolicitation and noncompete provisions. In addition, Mr. MacDonald's agreement establishes a deferred compensation plan and provides for deferred compensation payments for the years 1998 through 2002. Upon termination of his employment, monthly deferred compensation payments will be made for a ten-year period on the terms described in the agreement.

ARRANGEMENTS WITH DIRECTORS AND NOMINEES


     During 1997, (i) Alexander Law Firm, P.C., of which Hugh Alexander is a shareholder, provided legal services for which the Company incurred $181,475 in legal fees, (ii) Kaplan, Strangis and Kaplan, P.A., of which Ralph Strangis is a member, provided legal services for which the Company incurred $405,000 in legal fees, and (iii) Lautzenheiser & Associates, of which Barbara J. Lautzenheiser is a principal, provided actuarial and other consulting services for which the Company incurred $1,159,456 in consulting fees.


     During 1998, Alexander Law Firm, P.C. and Kaplan, Strangis and Kaplan, P.A. will provide legal services to the Company, and Lautzenheiser & Associates will provide actuarial and consulting services to the Company.

     Messrs. Bonach and James have been nominated for election to the Board of Directors of the Company in connection with representation rights granted to Allianz Life pursuant to agreements entered into in January 1998. Reference is made to the information in this Proxy Statement under the caption "Proposal No. 2 -- Amendment to the Restated Articles of Incorporation Increasing the Number of Authorized Shares of Common Stock" and to the Annual Report of the Company for the year ended December 31, 1997 for further description of these transactions.

                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of compensation for the Chief Executive Officer and the four other most highly compensated executive officers of the Company for services rendered in all capacities for the three years ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                     COMPENSATION
                                                     ANNUAL          ------------
                                                  COMPENSATION          AWARDS
                                              --------------------     --------
                                                                       OPTIONS/         ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR     SALARY      BONUS        SARS(#)     COMPENSATION(1)
---------------------------           ----    --------    --------    ---------     ---------------
Robert W. MacDonald                   1997    $725,000    $      0       --             $  9,500
 Chairman of the Board                1996     650,000     350,000       --              275,000
 and Chief Executive Officer          1995     500,000     500,000       --              100,000

Daniel J. Rourke                      1997     315,000           0       --                9,500
 Senior Vice President and            1996     300,500     325,000       --                9,000
 Chief Marketing Officer              1995     247,500     250,000       --                9,000

Donald J. Urban                       1997     315,000           0       --                    0
 Senior Vice President and            1996     275,000     325,000       --                    0
 Director of Sales                    1995     225,000     250,000       --                    0

Margery G. Hughes                     1997     325,000           0     75,000(2)           9,500
 President and Chief                  1996     300,000     325,000          0              9,000
 Operating Officer                    1995     225,000     250,000          0              9,000

Mark A. Zesbaugh                      1997     250,000           0    100,000(3)           9,500
 Chief Financial Officer, Executive   1996     200,000     200,000    150,000(3)           9,000
 Vice President and Treasurer         1995     125,000     125,000          0(3)           7,500


------------------
(1) Other compensation for 1997, 1996 and 1995 consists of Company contributions under the Employee Savings 401(k) Plan, except other compensation for Mr. MacDonald in 1995 and 1996 which represents the amount accrued under a deferred compensation arrangement for Mr. MacDonald.

(2) Options to acquire 75,000 shares at an exercise price of $16.3125 per share granted December 22, 1997 vesting in three equal installments beginning December 22, 1998.

(3) Options to acquire 100,000 shares at an exercise price of $11.5625 per share granted on January 15, 1997 vesting in three equal installments beginning January 15, 1998. Options to acquire 150,000 shares at an exercise price of $9.00 granted January 17, 1996 vesting in three equal installments beginning January 17, 1997.

     The Company has not made any restricted stock grants to any of the executive officers named in the Summary Compensation Table.

                           OPTIONS/SAR GRANTS IN 1997

                                                                                    POTENTIAL
                                                                                   REALIZABLE
                                                                                    VALUE AT
                                                                                     ASSUMED
                                                                                 ANNUAL RATES OF
                                                                                   STOCK PRICE
                                                                                APPRECIATION FOR
                                          INDIVIDUAL GRANTS                        OPTION TERM
                       -----------------------------------------------------  ---------------------
                         NUMBER OF     % OF TOTAL
                        SECURITIES      OPTIONS/
                        UNDERLYING    SARS GRANTED   EXERCISE
                         OPTIONS/     TO EMPLOYEES     PRICE      EXPIRATION     5%         10%       VALUE ($) AT
NAME                   SARS GRANTED      IN 1997     ($/SHARE)       DATE       ($)         ($)         12/31/97
----                   ------------   ------------   ----------   ----------  --------   ----------   ------------
Robert W. MacDonald         --              --           --           --         --          --            --
Daniel J. Rourke            --              --           --           --         --          --            --
Donald J. Urban             --              --           --           --         --          --            --
Joseph W. Carlson           --              --           --           --         --          --            --
Margery G. Hughes          75,000          7.43%     $ 16.3125     12/21/07   $769,413   $1,949,844     $ 42,187
Mark A. Zesbaugh          100,000          9.90%     $ 11.5625      1/14/07   $727,159   $1,842,765     $531,250


               1997 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

                                       AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                                                     FY-END OPTIONS/SAR VALUES
                      ----------------------------------------------------------------------------------------
                                                      NUMBER (#) OF UNEXERCISED   VALUE OF UNEXERCISED IN-THE-
                          SHARES                        OPTIONS/SARS AT FY-END    MONEY OPTIONS/SARS AT FY-END
                        ACQUIRED ON       VALUE      ---------------------------  ----------------------------
NAME                   EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                  -------------   ------------   -----------   -------------  ------------   -------------
Robert W. MacDonald        --             --             --             --             --             --
Daniel J. Rourke           --             --             --             --             --             --
Donald J. Urban            --             --             --             --             --             --
Joseph W. Carlson          --             --             --             --             --             --
Margery G. Hughes        44,502        $233,698       277,000         150,000      $1,746,875     $  520,312
Mark A. Zesbaugh              0               0       113,222         218,750      $  808,123     $1,438,281


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, the directors who served on the Compensation Committee, which is responsible for approving compensation for the executive officers of the Company, were Hugh Alexander, Jack Blaine and Ralph Strangis. The directors who served on the Stock Option Committee, which makes stock option grants under and administers the Company's 1990 Stock Option Plan, were Robert W. MacDonald and Ralph Strangis. None of the directors serving on the Compensation Committee or the Stock Option Committee is or has been an officer of the Company or any of its subsidiaries, except Mr. MacDonald. Mr. MacDonald is the Chairman and Chief Executive Officer of the Company, but does not serve on the board of directors of any other entity.

     Reference is made to the information in this Proxy Statement under the caption, "Proposal No. 1 -- Election of Directors -- Arrangements with Directors and Nominees," for descriptions of related transactions with Messrs.
Alexander and Strangis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all such reports.


     To the Company's knowledge, based solely on a review of copies of reports filed with the SEC for 1997, all applicable Section 16(a) filing requirements were complied with except that a Form 5 was filed by Mr. Urban, an officer and director of the Company, 2 days after the due date and a Form 4 was filed by Robert J. Oster, a former director of the Company, 34 days after the due date.

                      REPORT OF THE COMPENSATION COMMITTEE
                         AND THE STOCK OPTION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The Company's Board of Directors has two committees charged with executive officer compensation matters. The Compensation Committee is composed of three directors who are not executive officers of the Company: Messrs. Alexander, Blaine and Strangis. The Compensation Committee is responsible for approving compensation for the executive officers of the Company. The Stock Option Committee consists of Mr. MacDonald, an executive officer of the Company, and Mr. Strangis who is not an executive officer of the Company. The Stock Option Committee is responsible for administering the Company's 1990 Stock Option Plan, as amended (the "Option Plan"), including determination of the stock options to be granted under the Option Plan. None of the members of the Stock Option Committee have been or are eligible to receive options under the Option Plan. Mr. Strangis and the other non-employee directors, however, receive stock option grants under the Life USA Director Option Plan.

     The following factors are taken into consideration by the Compensation Committee in determining the base salary and incentive compensation for the executive officers: (i) recommendations from the Chairman of the Board and Chief Executive Officer for the executive officers other than himself; (ii) the tenure, effort and importance of the executive officer to the Company's historic development and the establishment and maintenance of its corporate culture;
(iii) growth and strategic targets for the compensation period, normally one fiscal year, and (iv) job performance by each executive officer in meeting corporate objectives of collected premium and deposits, net operating income, net income, cost controls and strategic goals within his or her area of assigned responsibility. Although members of the Compensation Committee have available information on compensation practices of other companies, including general industry data published by compensation consultants, such data is not updated each year or given specific weight in determining executive compensation.

BASE SALARY

     It is the Compensation Committee's intent that base salaries for the executive officers be related to the executive's duties and responsibilities and take into account the size and growth of the Company. Base salaries for the executive officers have increased consistent with the growth in the Company's assets and earnings, but the Compensation Committee does not assign any specific weighting to the individual factors.

     For 1998, the Compensation Committee has approved the following base annual salaries: Robert W. MacDonald -- $725,000; Daniel J. Rourke -- $324,450; Donald
J. Urban -- $333,900; Margery G. Hughes -- $349,375; Mark A. Zesbaugh -- $268,750. The increase in the base salaries for the executive officers from 1997 to 1998 reflects excellent job performance as demonstrated by the Company's results for 1997, the increased responsibilities associated with the Company's growth in assets and in force business, and their efforts in expanding the Company's distribution capabilities.

INCENTIVE COMPENSATION

     In recognition of the significant teamwork that is required for success, the Compensation Committee determines incentive compensation for the executive officers as a group. The executive officer group bonus pool is awarded based on achievement of predetermined performance targets. The objective performance levels are established at the beginning of the year. The Compensation Committee retains the discretion to increase or decrease the amount of the executive bonus pool from the performance formula to take into account special factors affecting performance, including such extraordinary circumstances as the Compensation Committee deems appropriate. Allocation of the bonus pool among members of the executive officer group is determined on the basis of recommendations from the Chairman of the Board and Chief Executive Officer after consulting with the members of the Compensation Committee. A similar incentive compensation program has been provided for the senior management of LifeUSA Insurance and is allocated among the senior management of LifeUSA Insurance as determined by the executive officers of the Company.


     For 1997, the performance target was based on the increase in operating income for 1997 over operating income for 1996, subject to certain adjustments. The 1997 bonus pool was to be allocated among the executive officers of the Company other than Robert W. MacDonald (six persons), as Mr. MacDonald determined in consultation with the Compensation Committee. The amount of the 1997 bonus pool was to be a percentage (ranging from 3.75% to 5.0%) of the Company's operating income (as adjusted) for 1997 based on the extent to which the percentage increase in operating income (as adjusted) for 1997 over 1996 equaled or exceeded 12.5%. The factors which the Compensation Committee was to consider in determining Mr. MacDonald's bonus for 1997 were as follows (although no specific weighting of the factors was assigned and other factors could be considered): (i) the bonus amounts earned by the other executive officers, (ii) the growth in operating; income of the Company over 1996, (iii) the level of collected premium and deposits, and (iv) the achievement of strategic goals such as increasing the distribution system of LifeUSA Insurance.


     Actual performance for 1997 did not achieve the performance target and, therefore, no bonuses were allocated to the executive officers of the Company.

     For 1998, the Compensation Committee has determined that it will retain the 1997 incentive bonus program. The performance target will be based on the increase in operating income for 1998 over the operating income for 1997, subject to certain adjustments. The 1998 bonus pool will be allocated among the executive officers of the Company other than Robert W. MacDonald as determined by Mr. MacDonald in consultation with the Compensation Committee. The amount of the 1998 bonus pool will be a percentage (ranging from 3.75% to 5.0%) of the Company's operating income (as adjusted) for 1998 based on the extent to which the percentage increase in operating income (as adjusted) for 1998 over 1997 equals or exceeds 12.5%. The factors which the Compensation Committee will consider in determining Mr. MacDonald's bonus for 1998 will be as follows (although no specific weighting of the factors has been assigned and other factors may be important based on the events which occur in 1998 and the effect on the financial performance of the Company in 1998): (i) the bonus amounts earned by the other executive officers, (ii) the growth in operating income of the Company over 1997, (iii) the level of collected premiums and deposits of LifeUSA Insurance, and (iv) the achievement of strategic goals such as increasing the distribution system of LifeUSA Insurance.

STOCK INCENTIVES

     The Stock Option Committee has determined that no options will be granted under the Option Plan to the three executive officers (Messrs. MacDonald, Rourke and Urban) who were also the founders of the Company and who have a substantial ownership interest in the Company.


     The Stock Option Committee has made option grants to Ms. Hughes and Mr. Zesbaugh for the purpose of providing them with a substantial equity ownership interest in the Company which approaches the interests of the other named executive officers other than Mr. MacDonald, although their interests are still substantially less than the interests of the executive officers who founded the Company. The Stock Option Committee also considers the number of options granted each year in relation to option grants made to other key employees.

     In January 1996 and in recognition of the increased responsibilities assumed by Mark A. Zesbaugh as a result of his election as the Company's Chief Financial Officer in January 1995, the Stock Option Committee made an option grant to Mr. Zesbaugh of 150,000 shares at $9.00 per share (the then fair market value of the Common Stock) vesting in three equal annual installments on the anniversary dates of the grant. In January 1997, to bring his equity stock incentives to a level deemed appropriate by the Stock Option Committee and to recognize his contributions to the Company, Mr. Zesbaugh received an additional option grant of 100,000 shares at $11.5625 (the then fair market value of the Common Stock) vesting in three equal installments on the anniversary of the grant.

     In December 1997 in order to bring her equity stock incentives to a level deemed appropriate by the Stock Option Committee and to recognize the increased responsibilities assumed as a result of her election as the Company's President in April 1996, the Stock Option Committee made an option grant to Margery G. Hughes of 75,000 shares at $16.3125 per share (the then fair market value of the Common Stock) vesting in three equal annual installments on the anniversary dates of the grant.


EMPLOYMENT AGREEMENTS


     In January 1998, in connection with transactions between the Company and Allianz Life providing for the acquisition by Allianz Life of up to 35% of the outstanding Common Stock of the Company and the extension of certain marketing arrangements, the employment agreements with Ms. Hughes and Mr. Zesbaugh were amended and restated and employment agreements were entered into with Robert W. MacDonald, Chairman and Chief Executive Officer of the Company, and Donald J. Urban, Senior Vice President and Director of Sales of the Company. Reference is made to the description of the employment agreements in this Proxy Statement under the caption, "Proposal No. 1 -- Election of Directors -- Employment Agreements."


CHIEF EXECUTIVE OFFICER COMPENSATION

     Robert W. MacDonald, Chairman and Chief Executive Officer of the Company, received a base salary of $725,000 during 1997; Mr. MacDonald received no bonus or deferred compensation award for 1997.

     Mr. MacDonald's base salary for 1998 will remain at $725,000, and his bonus will be determined by the Compensation Committee in its discretion. The Compensation Committee has not established any specific bonus program for Mr. MacDonald, but currently intends to consider the following factors (although no specific weighting of the factors has been assigned and other factors may be important based on the events which occur in 1998 and the effect on the financial performance of the Company in 1998): (i) the bonus amounts earned by the other named executive officers, (ii) the growth in operating income of the Company over 1997, (iii) the level of collected premium and deposits, and (iv) the achievement of strategic goals such as increasing the distribution system of LifeUSA Insurance.

OTHER INFORMATION

     Beginning in 1994, Section 162(m) of the Internal Revenue Code imposed an annual deduction limitation of $1.0 million on the compensation of certain executive officers of publicly held companies. The Compensation Committee does not believe that the Section 162(m) limitation will materially affect the Company in the near future because, if the limitation otherwise applies, the Compensation Committee will consider deferring payment of a portion of the incentive compensation to remain under the $1.0 million annual deduction limitation.

          Hugh Alexander                   Jack H. Blaine
          Compensation Committee           Compensation Committee

          Ralph Strangis                   Robert W. MacDonald
          Compensation Committee           Stock Option Committee
          Stock Option Committee

                      COMMON STOCK PRICE PERFORMANCE CHART

     The following graph shows an annual comparison of the cumulative total return for the Company, the Nasdaq U.S. Companies Stock Index and the Nasdaq Insurance Stock Index for the period from December 31, 1992 to December 31, 1997. The graph assumes that $100 was invested on December 31, 1991.


                               [PLOT POINTS GRAPH]

                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                      1992           1993           1994           1995           1996           1997
                                  ------------   ------------   ------------   ------------   ------------   ------------
Life USA Holding, Inc. .........   $  100.00      $  169.66       $  65.17       $  71.91      $  107.87      $  151.69
Nasdaq U.S. Companies
 Stock Index ...................      100.00         114.80         112.21         158.70         195.19         239.53
Nasdaq Insurance Stock
 Index .........................      100.00         106.96         100.68         143.01         163.03         239.18


                                 PROPOSAL NO. 2

               AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Company proposes to amend its Restated Articles of Incorporation, to increase the aggregate number of authorized shares of Common Stock of the Company from 45,000,000 shares to 60,000,000 shares. The Company expects to continue to use its Common Stock for purposes of raising capital to support its operations and granting options to home office employees who contribute to the success of the Company and LifeUSA Insurance, including the proposed increase in shares of Common Stock issuable under the Company's 1990 Stock Option Plan described in Proposal No. 3 below.

     A portion of the additional shares of Common Stock will be issued to Allianz Life in connection with certain agreements between the Company and Allianz Life entered into in January 1998, which included a commitment by Allianz Life to make a $100 million sequential stock purchase of the Company's newly issued Common Stock in $10 million increments every six months for five years at a price per share of 250% of the average per share book value of the Common Stock over the prior six months, subject to certain modifications.

     Although the Company has no other present plans, agreements or understandings regarding the issuance of the proposed additional shares, the Board of Directors recommends adoption of the amendment because the Company will have greater flexibility in connection with possible future financing transactions, acquisitions of other companies or business properties, stock dividends or splits, employee benefit plans and other proper corporate matters. Moreover, having such additional authorized shares available will give the Company the ability to issue shares without the expense and delay of a special meeting of shareholders. Such a delay might deprive the Company of the flexibility the Board views as important in facilitating the effective use of the shares of Common Stock. Except as otherwise required by applicable law, authorized but unissued shares of Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate, without further authorization by shareholders.

     Since the issuance of additional shares of Common Stock, other than on a pro rata basis to all current shareholders, would dilute the ownership interest of a person seeking to obtain control of the Company, such issuance could be used to discourage a change in control of the Company by making it more difficult or costly. The Company is not aware of anyone seeking to accumulate Common Stock to obtain control of the Company and has no present intention to use the additional authorized shares to deter a change in control.

     The Board of Directors unanimously recommends a vote FOR the proposal to approve the amendment to the Company's Restated Articles of Incorporation increasing the number of shares of the Company's authorized Common Stock from 45,000,000 shares to 60,000,000 shares.


                                 PROPOSAL NO. 3

           AMENDMENT OF LIFE USA HOLDING, INC. 1990 STOCK OPTION PLAN

     In September 1990, the Board of Directors adopted the Life USA Holding, Inc. 1990 Stock Option Plan, subject to approval by the Company's shareholders. The Board of Directors has approved an amendment to the Option Plan to increase the number of shares of Common Stock reserved for options granted under the Option Plan from 4,000,000 shares to 5,000,000 shares.

     The purpose of the Option Plan is to provide incentives to key employees and consultants of the Company and its subsidiaries who contribute and are expected to contribute materially to the success of the Company, to provide a means of rewarding performance and to enhance the interest of such key employees in the Company's continued success and progress by providing them a proprietary interest in the Company. An aggregate of 5,000,000 shares (which includes the additional 1,000,000 shares which the Company's shareholders are being asked to approve at the Annual Meeting of Shareholders) of the Company's Common Stock is reserved for issuance upon the exercise of options granted under the Option Plan, as amended. No options may be granted under the Option Plan after September 17, 2000.

ADMINISTRATION


     The Stock Option Committee (the "Committee") is responsible for the administration of the Option Plan. The Committee consists of directors who are not, and have not been within a year prior to the appointment to the Committee, eligible to receive grants under the Option Plan; during a portion of 1997 there was a vacancy on the Committee. The Committee has general authority and discretion to determine the employees to whom options will be granted, the exercise price, the time or times at which the options may be exercised, and the number of shares to be subject to each option. In addition, the Committee may prescribe the terms applicable to each grant of an option. The Committee is currently comprised of the following two directors: Messrs. MacDonald and Strangis.


TERMS AND CONDITIONS OF OPTIONS

     Either incentive stock options ("ISO") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options may be granted under the Option Plan. Options may be granted only to key employees and consultants of the Company and its subsidiaries who have contributed and are expected to contribute materially to the success of the Company and its subsidiaries.


     The purchase price of shares of Common Stock subject to options granted under the Option Plan is determined by the Committee, but shall not be less than 100% of the fair market value of the Company's Common Stock on the date the option is granted for ISOs, and not less than 85% of the fair market value on the date that the option is granted for non-qualified options. An option granted under the Option Plan vests at such rate and upon such conditions as the Committee may determine at the time the option is granted. No option granted under the Option Plan is transferable by the optionee during his or her lifetime. An option may be exercised only while the optionee is an employee or consultant to the Company or any of its subsidiaries or, in the event of a termination of employment or consulting arrangement other than by death or disability, within thirty days after termination of employment (but not later than the expiration of the term of the option). Upon the death or disability of an optionee, the optionee or his or her legal or personal representative or beneficiaries may exercise an option to the extent exercisable by the optionee within ninety days after the optionee's death or disability (but not later than the expiration of the term of the option). In the event any option expires or is canceled, surrendered or terminated without being exercised, the shares subject to such option (or the unexercised portion thereof) will again be available for grant under the Option Plan.


PAYMENT

     Payment for the shares of Common Stock purchased upon the exercise of options under the Option Plan must be made in full at the time the option is exercised. The Committee, at its discretion, may permit shares of the Company's Common Stock to be tendered in payment of the exercise price and permit payment to be made by the optionee's broker from the sale or loan proceeds for such shares or any other securities the optionee may have in his or her account with the broker.

SURRENDER AND CANCELLATION OF OPTIONS

     The Committee is authorized to permit the surrender and cancellation of a previously granted option under the Option Plan and the grant of a replacement option. The previously granted option surrendered and canceled may be exercised at prices substantially higher than the exercise price of the shares of Common Stock on the date the replacement option is granted. Since the inception of the Option Plan, the Committee has not repriced any stock options granted under the Option Plan.

AMENDMENT

     The Option Plan may be amended by the Board of Directors, except that without the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present and entitled to vote at a meeting at which a quorum is present, the Board of Directors may not amend the Option Plan to: (i) increase the aggregate number of shares of Common Stock which may be issued and sold under the Option Plan (except such number of shares may be adjusted in the event of a recapitalization, stock dividend or similar event), (ii) decrease the minimum exercise price at which options may be granted under the Option Plan,
(iii) extend the period during which the options may be granted, or (iv) change the requirements as to the class of employees and consultants eligible to receive options.

TAX CONSEQUENCES


     INCENTIVE STOCK OPTIONS. Under the present federal tax regulations, there will be no federal income tax consequences to either the Company or the optionee upon the grant of an ISO, nor will an optionee's exercise of an ISO result in federal income tax consequences to the Company. Although an optionee will not realize ordinary income upon his or her exercise of an ISO, the excess of the fair market value of the shares of Common Stock acquired at the time of exercise over the exercise price will constitute an "item of tax preference" within the meaning of Section 57 of the Code and, thus, may result in the imposition of the "alternative minimum tax" pursuant to Section 55 of the Code on the optionee. If an optionee does not dispose of the shares of Common Stock acquired through the exercise of an ISO within two years from the date of the grant and within one year of the exercise of the ISO, any gain realized upon a subsequent disposition of such shares will constitute a long-term capital gain to the optionee at a capital gain rate of 28%; the capital gain rate is reduced to 20% if the shares are held for 18 months from the date of exercise or if the shares are sold by an estate or trust. If an optionee disposes of such shares within two years from the date of the grant or within one year of the date of exercise of the ISO, an amount equal to the lesser of (i) the excess of the fair market value of such shares on the date of the exercise over the exercise price, or (ii) the actual gain realized upon such disposition will constitute ordinary income to the optionee in the year of the disposition. Any additional gain upon such disposition will be taxed as short-term capital gain. The Company will receive a deduction in an amount equal to the amount constituting ordinary income to the optionee.


     NON-QUALIFIED OPTIONS. Under the present federal income tax regulations, there will be no federal income tax consequences to either the Company or the optionee upon the grant of a non-qualified option. However, the optionee will realize ordinary income upon the exercise of a non-qualified option in an amount equal to the excess of the fair market value of the shares of Common Stock acquired upon exercise of such option over the exercise price, and the Company will receive a corresponding tax deduction.

OUTSTANDING OPTIONS

     As of February 13, 1998, the following options to acquire shares of the Common Stock were outstanding under the Option Plan: (i) no options to the five most highly compensated executive officers of the Company, other than options for 277,000 shares at exercise prices ranging from $10.50 to $24.00 per share to Margery G. Hughes, President and Chief Operating Officer of the Company, and options for 231,972 shares at exercise prices ranging from $6.00 to $18.75 per share to Mark A. Zesbaugh, Chief Financial Officer, Executive Vice President and Treasurer of the Company; (ii) options for an aggregate of 508,972 shares at exercise prices ranging from $6.00 to $24.00 per share to executive officers as a group, (iii) options for an aggregate of 92,570 shares at exercise prices ranging from $6.00 to $19.50 per share to directors who are not executive officers, consisting of 27,202 shares to Hugh Alexander, 25,368 shares to Jack
H. Blaine, and 22,000 shares to Barbara J. Lautzenheiser; and 18,000 shares to Ralph Strangis; and (iv) options for an aggregate of 2,492,561 shares at exercise prices ranging from $6.00 to $28.00 per share to approximately 450 employees and consultants (excluding directors and executive officers). On the anniversary of his or her employment, each employee (other than executive officers) receives an option on the whole number of shares which is equal to 1% of the employee's salary. The option exercise price is the greater of $10.00 per share or 150% of the average closing bid price for the Company's Common Stock during the twenty trading days immediately preceding the date on which the option is granted. The option vesting period is determined by the Committee at the date of the grant. The vesting periods range from zero to four years for options granted under the Option Plan.

PROPOSED AMENDMENT

     The shareholders of the Company initially approved 666,666 shares of Common Stock for issuance under the Option Plan, and subsequently approved a 500,000 share increase in August 1992, a 500,000 share increase in July 1993, a 1,333,334 share increase in April 1995 and a 1,000,000 shares increase in April 1997 to an aggregate of 4,000,000 shares of Common Stock. The purpose of the amendment is to provide a sufficient number of shares under the Option Plan for existing grants and expected grants over the next several years.

     The Board of Directors unanimously recommends a vote FOR the proposal to increase the number of shares reserved for issuance under the Option Plan from 4,000,000 shares to 5,000,000 shares of Common Stock.

NEW PLAN BENEFITS


     The grants of stock options under the Option Plan are made at the discretion of the Committee as discussed above. During 1997, the Committee granted options on an aggregate of 275,000 of common Stock to four officers of the Company, including 100,000 shares to Mark A. Zesbaugh in January 1997 and 75,000 shares to Margery G. Hughes in December 1997, two of the executive officers named in the Compensation Table. In addition, the Committee authorized the continuation of the anniversary option grant program under the Option Plan for 1998. Under the current anniversary option grant program, employees other than the executive officers receive a stock option grant on the anniversary date of their employment equal in number of shares (rounded to the closest whole number) to 1% of his or her annual salary at an exercise price equal to the greater of $10.00 or 150% of the closing bid price of the Company's Common Stock for the twenty trading days preceding the date of the grant. The options vest immediately and expire on the earlier to occur of: (i) ten years from the date of grant, or (ii) thirty days after termination of employment. In addition, the Committee has authorized continuation of stock option grants to employees who are nominated by their departments for outstanding leadership and performance. The recipients of these grants for 1998 have not been identified but the Committee expects to award options on approximately 85,000 shares for these purposes for 1998.

     The following table shows the plan benefits that would accrue to or be allocated to each of the five named executive officers, all executive officers as a group, all non-executive directors as a group and all non-executive officer employees as a group for the employment anniversary option grant program for 1998 under the Stock Option Plan. No other accrual or allocation of stock option grants has been determined:

                                                     NUMBER OF SHARES FOR 1998
                                                     ANNIVERSARY OPTION GRANTS
NAME AND POSITION                                   UNDER 1990 STOCK OPTION PLAN
-----------------                                   ----------------------------


Robert W. MacDonald                                                0(1)
 Chairman of the Board and Chief Executive Officer


Daniel J. Rourke                                                   0(2)
 Senior Vice President and Chief Marketing Officer

Donald J. Urban                                                    0(2)
 Senior Vice President and Director of Sales

Margery G. Hughes                                                  0(2)
 President and Chief Operating Officer

Mark A. Zesbaugh                                                   0(2)
 Chief Financial Officer, Executive Vice President and Treasurer

All Executive Officers as a Group                                  0(2)

All Non-Executive Officers as a Group                              0(2)

All Employees Who Are Not Executive Officers
 as a Group                                                  200,000(3)

----------------------
(1) Mr. MacDonald is not eligible for option grants under the Option Plan since he is a member of the Stock Option Committee which is authorized to make grants under the Option Plan.

(2) Executive Officers and non-executive directors are not eligible for employment anniversary stock option grants.

(3)  Estimated.

                                 PROPOSAL NO. 4

                 AMENDMENT TO THE LIFE USA DIRECTOR OPTION PLAN

     In October 1993, the Board of Directors adopted the Life USA Director Option Plan (the "Director Option Plan"), subject to approval by the Company's shareholders. The purpose of the Director Option Plan is to (i) provide a portion of the compensation to non-employee directors serving on the Company's Board of Directors in the form of options to acquire the Company's Common Stock,
(ii) provide a means of attracting and retaining experienced non-employee directors, and (iii) enhance the interest of non-employee directors in the Company's continued success and progress by providing them a proprietary interest in the Company.

     The Director Option Plan provides for the granting of stock options to members of the Company's Board of Directors who are not and have not been full-time employees of the Company or any of its subsidiaries (the "Non-Employee Directors"). The following directors of the Company are the Non-Employee
Directors: Hugh Alexander, Jack H. Blaine, Barbara J. Lautzenheiser and Ralph Strangis. Upon election by the Company's shareholders at the Annual Meeting, Edward J. Bonach and Robert S. James will also participate in the Director Option Plan. Under the terms of the Director Option Plan, each Non-Employee Director is granted an option to purchase 1,000 shares of the Common Stock for each meeting of the Company's Board of Directors attended by each Director. An aggregate of 200,000 shares (which includes the additional 100,000 which the Company's shareholders are being asked to approve at the Annual Meeting) of the Company's Common Stock is reserved for issuance upon exercise of options granted under the Director Option Plan. As amended by the Company's shareholders at the Annual Meeting, options may be granted under the Director Option Plan through December 31, 2003.

ADMINISTRATION

     The Board of Directors is responsible for the administration of the Director Option Plan. The board of Directors has authorization to interpret the Director Option Plan, but not to make grants under the Director Option Plan. The grant of stock options is prescribed by the Director Option Plan. Each Non-Employee Director automatically receives an option to acquire 1,000 shares of the Company's Common Stock for each meeting of the Board of Directors attended (whether in person or by telephone conference) by such director.

TERMS AND CONDITIONS

     The exercise price of shares of Common Stock subject to options granted under the Director Option Plan is the fair market value of the Company's Common Stock on the date of the meeting of the Company's Board of Directors with respect to which the option is granted. If the meeting of the Board of Directors is held on a non-business day, the exercise price is the fair market value of the Company's Common Stock on the immediately preceding business day. The "fair market value" of the Company's Common Stock is the last reported sales price on the Nasdaq National Market tier of The Nasdaq Stock Market where the Company's Common Stock is publicly traded.

     An option granted under the Director Option Plan vests at the time the option is granted, but may not be exercised until six months and one day after the date of grant. The term of options granted under the Director Option Plan expires on the earlier of (a) five years after the date of grant, or (b) one year after the optionee ceases to be a member of the Company's Board of Directors. No option granted under the Director Option Plan is transferable by the optionee during his or her lifetime. In the event that any option expires or is canceled, surrendered or terminated without being exercised, the shares subject to such option (or the unexercised portion thereof) will again be available for option grants under the Director Option Plan.

PAYMENT

     Payment for shares of Common Stock purchased upon the exercise on an options under the Director Option Plan must be made in full at the time the option is exercised.

AMENDMENT

     The Director Option Plan may be amended by the Board of Directors, except that without the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present and entitled to vote at a meeting at which a quorum is present, the Board of Directors may not amend the Director Option Plan to (a) increase the aggregate number of shares of Common Stock which may be issued and sold under the Director Option Plan (except such number of shares may be adjusted in the event of a recapitalization, stock dividend or similar event), (b) decrease the exercise price for shares subject to options granted under the Director Option Plan, (c) extend the period during which the options may be granted, or (d) change the requirements as to the class of persons eligible to receive options.

TAX CONSEQUENCES


     Under the present federal income tax regulations, there will be no federal income tax consequences to either the Company or the optionee upon the grant of an option under the Director Option Plan. Upon exercise of such option over the exercise price, the optionee will realize ordinary income upon the exercise of the option in an amount equal to the excess of the fair market value of the shares of Common Stock acquired, and the Company will receive a corresponding tax deduction. The gain, if any, realized upon a subsequent disposition of such shares will constitute short-term or long-term capital gain, depending upon the optionee's holding period.


OUTSTANDING OPTIONS

     As of February 13, 1998, the following options were outstanding under the Director Option Plan: options on 18,000 shares to Hugh Alexander at exercise prices ranging from $8.25 to $19.50 per share; options on 17,000 shares to Jack
H. Blaine at exercise prices ranging from $8.25 to $19.50 per share; options on 18,000 shares to Barbara Lautzenheiser at exercise prices ranging from $8.25 to $19.50 per share; and options on 18,000 shares to Ralph Strangis at exercise prices of from $8.25 to $19.50 per share.

     Prior to the adoption of the Director Option Plan and pursuant to the arrangement under which Ms. Lautzenheiser and Messrs. Alexander and Blaine agreed to serve on the Company's Board of Directors, each of them received the following options on shares of the Company's Common Stock: options on 9,202 shares to Hugh Alexander at exercise prices ranging from $6.00 to $14.375 per share; options on 8,368 shares to Jack H. Blaine at exercise prices ranging from $6.00 to $14.375 per share; and options on 4,000 shares to Barbara Lautzenheiser at exercise prices ranging from $10.00 to $14.375 per share.

RECOMMENDATION

     The Board of Directors unanimously recommends a vote FOR the proposal to increase the number of shares of the Company's Common Stock reserved for issuance under the Director Option Plan from 100,000 shares to 200,000 shares and to extend the date to which options may be granted under the Plan to December 31, 2003.


                                 PROPOSAL NO. 5

                       APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP has been the Company's independent auditors since its inception and has been recommended by the Board of Directors to be the Company's independent auditors for the year 1998. A representative of Ernst & Young LLP will be present at the Annual Meeting, afforded the opportunity to make a statement and available to respond to questions.

     The Board of Directors unanimously recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year 1998.

                                  OTHER MATTERS


     The Board of Directors does not intend to present to the Annual Meeting any other matters not referred to above and does not presently know of any matters that may be presented to the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their best judgment.



                       SUBMISSION OF SHAREHOLDER PROPOSALS


     Any proposal intended to be presented for action at the 1999 Annual Meeting by any shareholder of the Company must be received by Margery G. Hughes, President, Interchange North Building, 300 South Highway 169, Minneapolis, Minnesota 55426 not later than November 16, 1998, in order for such proposal to be included in the Company's Proxy Statement and form of proxy for the 1999 Annual Meeting. The Company is not required to include in its Proxy Statement and form of proxy for the 1999 Annual Meeting any shareholder proposal which does not meet all of the requirements then in effect for inclusion.



                             SOLICITATION OF PROXIES

     A copy of the Annual Report of the Company for the year ended December 31, 1997, has been mailed to each shareholder along with this Proxy Statement. Additional copies of the Annual Report, the Notice of Annual Meeting, the Proxy Statement and the accompanying proxy may be obtained from Margery G. Hughes, President, at the offices of the Company.

     The cost of preparing, assembling and mailing this Proxy Statement, the notice, the form of Proxy and other material which may be sent to the shareholders will be borne by the Company. In addition, directors, officers and regular employees of the Company and its subsidiary, at no additional compensation, may solicit proxies by telephone, telegram or in person. Upon request, the Company will reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's Common Stock to give proxies.

     In order to assure the presence of the necessary quorum at the Annual Meeting, please sign and mail the enclosed Proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of the Proxy will not prevent you from attending the meeting and voting in person, should you so desire.

                                        By Order of the Board of Directors


                                        /s/ Margery G. Hughes

                                        Margery G. Hughes
                                        PRESIDENT



March 11, 1998

PROXY                         LIFE USA HOLDING, INC.                       PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 14, 1998.

     The undersigned hereby appoints Robert W. MacDonald and Margery G. Hughes, or either one of them, as proxies, each with full power of substitution, to represent and to vote, as designated below, all the undersigned's shares of Common Stock of Life USA Holding, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, April 14, 1998 at 9:00 a.m., in Minneapolis, Minnesota, and at any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted "FOR" for proposals 1, 2, 3, 4 and 5.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



                  (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                             LIFE USA HOLDING, INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


1.   Election of Directors:

     Hugh Alexander, Jack H. Blaine, Edward J. Bonach, Margery G. Hughes, Robert
     W. James, Barbara J. Lautzenheiser, Robert W. MacDonald, Daniel J. Rourke, Ralph Strangis, Donald J. Urban, and Mark A. Zesbaugh
     (*Except Nominee(s) written on the line below)

                                             FOR        WITHHOLD       FOR ALL*
                                             [ ]          [ ]            [ ]

     ---------------------------------------------------------------------------
2. To approve an amendment to the Restated Articles of Incorporation of the Company, increasing the number of the Company's authorized shares of Common Stock, par value $.01 per share, from 45,000,000 shares to 60,000,000 shares.

                                             FOR        AGAINST        ABSTAIN
                                             [ ]          [ ]            [ ]

3. To approve an amendment to the Life USA Holding, Inc. 1990 Stock Option Plan, as amended, to increase the number of shares of the Company's Common Stock reserved for issuance under the Plan from 4,000,000 shares to 5,000,000 shares.

                                             FOR        AGAINST        ABSTAIN
                                             [ ]          [ ]            [ ]

4. To approve an amendment to the Life USA Director Option Plan to increase the number of shares of the Company's Common Stock reserved for issuance under the Plan from 100,000 shares to 200,000 shares and to extend the date to which options may be granted under the Plan to December 31, 2003.

                                             FOR        AGAINST        ABSTAIN
                                             [ ]          [ ]            [ ]

5. To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year 1998.

                                             FOR        AGAINST        ABSTAIN
                                             [ ]          [ ]            [ ]

6. In their discretion, any other matter that may properly come before the meeting or any adjournment thereof.


                    Please vote, date, sign and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.


                    Signatures(s) ______________________ Dated:___________, 1998


                                  ______________________ Dated:___________, 1998


  (Please sign exactly as name appears hereon. Joint owners should each sign.)
    Where applicable, indicate official position or representative capacity.


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -